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                              EXHIBIT 1.(3)(b)

                              SELLING AGREEMENT


     This is an Agreement, made this _____ day of ____________, ______, by and between General American Life Insurance Company, ("General American"), a Missouri Corporation, General American Distributors, Inc. ("GAD"), a Missouri Corporation, a broker-dealer registered with the Securities and Exchange Commission ("SEC") under the Securities and Exchange Act of 1934 (the "'34 Act") and a member of the National Association of Securities Dealers, Inc. ("NASD") and ______________________________________ ("BD"), a
_________________________ Corporation, also a broker-dealer registered under the `34 Act and a member of the NASD.

WITNESSETH:
     WHEREAS, General American issues certain insurance and annuity contracts listed in Schedule A (the "Contracts"), some of which are registered ("Registered Contracts") under the Securities Act of 1933 (the "'33 Act");
     WHEREAS, General American has authorized GAD, as principal underwriter of the Contracts, to enter into agreements, subject to the consent of General American, with broker-dealers for the distribution of the Contracts;
     WHEREAS, BD has been selected by General American and GAD to distribute the Contracts and BD wishes to participate in the distribution of the Contracts through BD's representatives ("Representatives") who are also duly licensed insurance agents;
     WHEREAS, GAD delegates to BD, to the extent legally permissible, training and certain administrative responsibilities and duties in connection with sales of the Contracts.
     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

I.   APPOINTMENT
General American and GAD hereby appoint BD to facilitate and supervise solicitations of applications for the purchase of the Contracts.

II.  REPRESENTATIONS
     A. AUTHORITY TO ENTER INTO AGREEMENT. General American, GAD, and BD each represents to the other that it and the undersigned officers have the full power and authority to enter into this Agreement.
     B. REGISTRATION OF GAD. GAD represents to BD that it is registered as a broker-dealer under the '34 Act and under the Blue Sky Laws of each jurisdiction in which such registration is required for the sale of the Contracts and that GAD is a member of the NASD in good standing.

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     C.   REGISTRATION OF BD. BD represents to GAD that it is registered as a broker-dealer under the '34 Act and under the Blue Sky Laws of each jurisdiction in which such registration is required for the sale of the Contracts and that BD is a member of the NASD in good standing.
     D. CONTRACTS IN COMPLIANCE WITH '33 ACT AND '40 ACT. General American represents to BD that the Contracts, including related separate accounts, shall comply with the registration and all other applicable requirements of the '33 Act and the Investment Company Act of 1940 (the "'40 Act"), and the rules and regulations thereunder, including the terms of any order of the SEC with respect thereto.
     E. CONTRACTS FILED WITH INSURANCE DEPARTMENTS. General American represents to BD that the Contracts it issues have been duly filed and approved by the state insurance departments in such jurisdictions where it is authorized to transact business.
     F. PROSPECTUS DISCLOSURE. General American represents to BD that the Contract prospectuses included in General American's registration statement and in post-effective amendments thereto, and any supplements thereto, as filed or to be filed with the SEC, as of their respective effective dates, contain or will contain, all statements and information which are required to be stated therein by the '33 Act and in all respects conform or will conform, to the requirements thereof.

III. DUTIES OF BD
     A. LICENSING AND REGISTRATION. BD shall ensure that Representatives conducting sales activities in connection with the Contracts are duly appointed insurance agents with General American and properly licensed and registered under applicable insurance and securities laws. BD understands that General American reserves the right to refuse to appoint any Representative or, once appointed, to thereafter terminate the same. BD shall notify General American and GAD if any Representative ceases to be a registered representative of BD or is disciplined in any way so as to have a material impact on Representative's ability to conduct sales activities in connection with the Contracts.
     B. TRAINING AND SUPERVISION. BD is responsible for the training and supervision of the Representatives who are engaged directly or indirectly in the offer or sale of the Contracts. The Representatives shall be subject to the control of BD with respect to their securities-regulated activities.
          1. BD shall train and supervise the Representatives to ensure compliance with applicable federal and state securities laws, rules, regulations, statements of policy thereunder, and with NASD rules;

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          2.   BD shall train the Representatives in the sale of the
               Contracts;
          3. BD shall supervise and review the use of sales literature and advertising and all other communications with the public by the Representatives in connection with the Contracts. No sales solicitation, including the delivery of supplemental sales materials, shall occur with a prospective purchaser unless such material has been approved in writing by General American and accompanied or preceded by appropriate then-current prospectus(es) for the Contract(s);
          4. BD shall ensure that all applications taken by the Representatives for Contracts are made on application forms supplied by General American. BD shall review all sales for suitability and all applications for completeness and correctness as to form. BD will promptly, but in no case later than the next business day following receipt by BD, forward to General American all complete and correct applications for suitable transactions, together with any payments received with the applications, without deduction for compensation claimed by BD. General American reserves the right to reject any Contract application and return any payment made in connection with an application which is rejected. Checks shall be made payable to the order of "General American Life Insurance Company." Contracts issued on accepted applications will be forwarded to BD or its
               Representatives for delivery to the Contract owner.
          5.   BD shall train and supervise the Representatives to ensure that purchase of a Contract is not recommended to an
               applicant in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for that applicant. While not limited to the following, a determination of suitability shall be based on information furnished to the Representative after reasonable inquiry of such applicant concerning the applicant's other security holdings, financial situation and needs. BD shall ensure that any offer of a Contract made by a Representative will be made by means of a currently effective prospectus and only in jurisdictions where General American is licensed to sell the Contracts.
          6. Upon written request by General American, BD shall furnish appropriate documentation evidencing BD's diligent supervision of the Representatives.
     C. BOOKS AND RECORDS. BD shall have the responsibility for maintaining the records of the Representatives licensed, registered, and otherwise qualified to sell the Contracts. BD shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts, and


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          records of BD relating to the sale of the Contracts shall be maintained so as to clearly and accurately disclose the details of the transactions. BD agrees to make the books and records relating to the sale of the Contracts available to General American or GAD upon their written request. All records maintained by BD in connection with this Agreement shall be the property of General American and GAD and shall be returned to General American or GAD upon termination of this Agreement. BD may retain copies of any such records, which BD, in its discretion, deems necessary to keep.
     D. INSURANCE MARKETPLACE STANDARDS ASSOCIATION (IMSA). BD acknowledges that it is in full support of General American's membership in IMSA.

IV.  COMMISSIONS
     A. COMMISSIONS PAYABLE. Commissions payable in connection with the sale by the Representatives of the Contracts shall be paid to BD according to the Commission Schedule(s) relating to this Agreement as may be modified from time to time in writing and in effect at the time the Contract payments are received by General American. General American reserves the right to revise the Commission Schedule at any time upon ten (10) days written notice to BD. Compensation to the BD's Representatives for Contracts solicited by the Representatives and issued by General American will be governed by agreement between BD and its Representatives and its payment will be the BD's responsibility.
     B. PROHIBITION AGAINST REBATES. General American or GAD may terminate this Agreement if BD or its Representatives rebates, offers to rebate or withholds any part of Commissions on the Contracts.
     C. COMMISSIONS UPON TERMINATION. Upon termination of this Agreement, all compensation to BD hereunder shall cease. Notwithstanding the foregoing, BD shall be entitled to receive compensation for all new and additional premium payments which are in process at the time of termination, and shall continue to be liable for any charge-backs pursuant to the provisions of the Commission Schedule, or for any amount advanced by or otherwise due General American or GAD hereunder. General American reserves the right not to pay any commissions on the sale of a Contract for which the premium is paid by the loan or surrender value of any other life insurance policy or annuity contract issued by General American.
     D. CHARGE BACK OF COMMISSIONS. General American shall deduct from compensation any amounts due General American or GAD. In the event General American refunds premiums or returns contract values and waives surrender charges on any


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          Contract for any reason, then no commission will be payable with respect to said premiums and any commission previously paid for said premiums must be refunded to GAD. GAD agrees to notify BD within thirty (30) days after it receives notice from General American of any premium refund or a commission charge-back.
V.   GENERAL PROVISIONS
     A. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties to it and their respective successors and assigns provided that BD may not assign this Agreement or any rights or obligations hereunder without the prior written consent of General American.
     B. CONFIDENTIALITY. The parties hereto shall keep confidential all information obtained pursuant to this Agreement, including, but not limited to, names of the purchasers of the Contracts, and shall disclose such information only if authorized by the other party in writing, or if such disclosure is expressly required by applicable federal or state regulatory authorities.
     C. TERMINATION. This Agreement shall continue indefinitely unless terminated by either party. This Agreement may be terminated without cause by either party upon thirty (30) days written notice to the others. Notwithstanding the foregoing, this Agreement shall be terminated immediately upon the occurrence of any of the foregoing:
          1.   a breach of any material provisions of this Agreement;
          2. BD or GAD shall cease to be a registered broker-dealer, or a member in good standing of the NASD, or is otherwise disciplined in such a manner as to make either party incapable of performing of the provisions of this Agreement; or
          3.   The dissolution, bankruptcy, or insolvency of BD;
          The provisions of Sections IV, V.B. and V.D. shall survive the termination of this Agreement.
          Upon termination of this Agreement, BD shall use its best efforts to have all property of General American and GAD in BD's possession promptly returned to General American or GAD, as the case may be.
     D. INDEMNIFICATION. BD shall indemnify General American, GAD and their respective officers, directors, agents, employees, and affiliates harmless from any and all losses claims, damages, liabilities, or expenses, including reasonable attorneys fees, arising out of or in connection with (i) a breach of BD's obligations under this Agreement; (ii) any oral or written misrepresentation by BD or their officers, directors, agents, employees, or affiliates, including the Representatives, unless such misrepresentation is contained in the registration statement for the Contract, any prospectus included as a part thereof, as from time to time may be amended and


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          supplemented, or any advertisement or sales literature approved in writing by General American and GAD; (iii) claims by the Representatives for payments of compensation or remuneration of any type; or (iv) the acts or omissions of the Representatives in connection with the offer or sale of the Contracts. General American and GAD agree to indemnify and hold harmless BD, its officers, directors, agents and employees, against any and all losses, claims, damages, or liabilities to which it may become subject under the '33 Act, the '34 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, or liabilities are the direct result any untrue statement of a material fact or omission to state a material fact required to be stated or necessary to make the statements made not misleading in the registration statement for the Contracts or any prospectus included as a part thereof, as from time to time amended and supplemented, or in any advertisement or sales literature approved in writing by General American and GAD.
     E. NON-WAIVER. The failure of any party to insist upon strict compliance with any of the provisions of this Agreement shall not be construed as a waiver of any of the provisions of this Agreement. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions.
     F. AMENDMENTS. The parties may amend this Agreement only in a writing signed by the parties.
     G. INDEPENDENT CONTRACTORS. BD and the Representatives are independent contractors with respect to General American and GAD.
     H. REGULATIONS AND NOTIFICATION OF PROCEEDINGS. The parties hereto agree to observe and comply with the laws, rules and regulations of all applicable state, federal, and self-regulatory authorities with respect to the subject matter contained herein. BD agrees to promptly notify GAD of any disciplinary proceedings against BD or any of the Representatives soliciting sales of the Contracts or any customer complaint, arbitration action, or civil litigation arising out of BD's solicitation of the Contracts.
     I. NOTICE. All notices or communications shall be sent to the following address shown, or to such other address as the party may request by giving written notice to the other parties:

          General American Life Insurance Company
          700 Market Street
          St. Louis, MO 63101
          Attn: Law Department

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          General American Distributors, Inc.
          700 Market Street
          St. Louis, MO 63101
          Attn: Law Department

          For BD:

          ----------------------------------------------

          ----------------------------------------------

          ----------------------------------------------

     J. SEVERABILITY. If any provision of this Agreement shall be held or made non-enforceable by a statute, rule, regulation, decision of a tribunal or otherwise, such provision shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law or equity while most nearly preserving the original intent. The invalidity of any part of this Agreement shall not render invalid the remainder of this Agreement and, to that extent, the provision of this Agreement shall be deemed to be severable.
     K. ENTIRE AGREEMENT. This Agreement represents the entire Agreement between the parties with respect to the matters referred to herein and supersedes any and all previous Agreements.
     L. ARBITRATION. Any dispute relating to this Agreement that cannot be settled shall be taken to arbitration as set forth in the paragraph below:

          1.   Arbitration Disclosure
             * Arbitration is final and binding on the parties.
             * The parties waive their right to seek remedies in court, including the right to jury trial.
             * Pre-arbitration discovery is generally more limited than and different from court proceedings.
             * The arbitrators' award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.
             * The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.
          2. Arbitration Agreement. Any controversy between us arising out of our business or this agreement shall be submitted to arbitration conducted before the National Association of Securities Dealers, Inc., in accordance with their rules. Arbitration must be commenced by service upon the other party of a written demand for arbitration


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               or a written notice of intention to arbitrate, therein
               electing the arbitration tribunal.
          NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION: OR WHO IS A MEMBER OF A PUTATIVE CLASS AND WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (i) THE CLASS CERTIFICATION IS DENIED; (ii) THE CLASS IS DECERTIFIED; OR (iii) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.
     M. CAPTIONS. Paragraph headings are for convenience only and are not of substantive effect.
     N. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the state of Missouri without giving effect to conflict of law provisions.

GENERAL AMERICAN LIFE                  BROKER/DEALER:
INSURANCE COMPANY

BY:  _____________________________     BY:  ____________________________


ITS:  ____________________________     ITS:  ___________________________

GENERAL AMERICAN DISTRIBUTORS, INC.

BY:  _____________________________

ITS:  ____________________________




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COMMISSION SCHEDULE

1. BD shall be paid a commission for products listed in Schedule A accepted by General American under an issued Contract for which BD solicited the business, in accordance with the schedule listed below.
2. In the event a Contract for which a commission has been paid lapses or is surrendered by the Contract owner during the first policy year, or is returned to General American or GAD for refund of premium within the later of ten (10) days after the purchaser receives it or forty-five
     (45) days after the application for the policy is completed, or a premium for which commission has been paid is refunded by General American, GAD will require reimbursement from BD, as follows:
     a. 100% if the triggering event occurs within six months of the policy issue date;
     b. 50% if the triggering event occurs during the seventh through twelfth month of the policy issue date.
     If the amount to be deducted exceeds compensation due, BD shall promptly pay back the amount of excess following a written demand by General American or GAD.